EXHIBIT 12


                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                               Six Months Ended                                                   Year Ended
                                                        June 30                                                  December 31
                                        -----------------------    ---------------------------------------------------------
                                              2004         2003         2003        2002        2001        2000        1999
=====================================   ==========   ==========    =========   =========   =========   =========   =========
Income from continuing
   operations                           $    1,068   $      767    $   1,595   $   1,163   $   1,179   $   1,557   $     461
Add:
   Minority interest(a)                         36           38           62          77         143         185          58
   Adjusted income from equity
     investments(b)                              6           39           69         308          89          31          73
                                        ----------   ----------    ---------   ---------   ---------   ---------   ---------
                                             1,110          844        1,726       1,548       1,411       1,773         592
                                        ----------   ----------    ---------   ---------   ---------   ---------   ---------
Add:
   Provision for taxes on
     income (other than foreign oil
     and gas taxes)                            407          358          682         (41)        172         871         306
   Interest and debt expense(c)                134          192          335         309         411         540         515
   Portion of lease rentals
     representative of the interest
     factor                                     18            4            8           6           7           6          31
                                        ----------   ----------    ---------   ---------   ---------   ---------   ---------
                                               559          554        1,025         274         590       1,417         852
                                        ----------   ----------    ---------   ---------   ---------   ---------   ---------
Earnings before fixed charges           $    1,669   $    1,398    $   2,751   $   1,822   $   2,001   $   3,190   $   1,444
                                        ==========   ==========    =========   =========   =========   =========   =========
Fixed charges
   Interest and debt expense
     including capitalized
     interest(c)                        $      136   $      194    $     341   $     321   $     417   $     543   $     522
   Portion of lease rentals
     representative of the interest
     factor                                     18            4            8           6           7           6          31
                                        ----------   ----------    ---------   ---------   ---------   ---------   ---------
    Total fixed charges                 $      154   $      198    $     349   $     327   $     424   $     549   $     553
                                        ==========   ==========    =========   =========   =========   =========   =========

Ratio of earnings to fixed charges           10.84         7.06         7.88        5.57        4.72        5.81        2.61
=====================================   ==========   ==========    =========   =========   =========   =========   =========

(a) Represents minority interests in net income of majority-owned subsidiaries and partnerships having fixed charges.
(b) Represents income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(c) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.